Exhibit 10.26

[Jamba Juice Letterhead]

April 17, 2007

Thibault de Chatellus

Dear Thibault:

I am thrilled to confirm our offer and your acceptance of the senior vice president, international position with Jamba Juice effective May 14, 2007 conditional on a successful background check and proof of your legal right to work in the United States. You will be based in our Bay Area support center and will report directly to me. Your annual base salary will be $275,000, payable bi-weekly with your next merit review scheduled for October 2007.

You will also be eligible for an annual target bonus of 50% of your base salary earnings for the year. This will be prorated for fiscal 2007 based on your hire date. Your bonus award will be based on the Company’s performance against its System Comparable Sales (50%), Net Income Before Taxes (25%) and your performance on your personal objectives (25%). A bonus plan summary for 2007 is included for your information.

I am also pleased to provide you with 110,000 Incentive Stock Options subject to the approval of the Company’s Board of Directors or the Board Compensation Committee. In accordance with our stock option policy, these will be granted during the quarter after your hire date, but vesting will be credited to your date of hire. The exercise price of your options will be based on the fair market value at the time of the grant as defined in the stock plan. Your grant will vest in equal annual installments over a period of four (4) years and be fully vested at the end of four years. Details of the 2006 Employee, Director and Consultant Stock Plan will be forwarded to you after your shares have been granted.

Medical and dental insurance programs are available and will become effective on the first of the month after one month of employment. You will accrue vacation at the rate of three weeks per year pursuant to our time off policy. The details of these and other programs will be explained to you during your orientation. A summary of benefits has already been provided to you for your information.

You will also be eligible for the following relocation benefits for your move from Dallas to the Bay Area.

•	Reimbursement for airfare when relocating from Dallas to the Bay Area

•	A furnished, one bedroom apartment to serve as temporary living in the Bay Area for up to 90 days. If additional time is needed this can be revisited with the approval of the svp, human resources.

•	Reimbursement for two house hunting trips to include your spouse

•	Movement of household goods (includes packing and unpacking)

•	Reimbursement of reasonable closing costs on the sale of your home in Dallas not to exceed 6% in real estate commission

•	Reimbursement of reasonable and customary closing costs for purchase of a home in the Bay Area, not to include loan points

•	End of year gross up of taxable relocation benefits

•	Miscellaneous expense payment of $2,500 gross

•

Cash payment, less applicable withholdings, to be made for up to three years provided that you remain actively employed by the company. The first payment will be made once you purchase a home in the Bay Area and then each year from that date as follows:

¡	1st year - $60,000

¡	2nd year - $40,000

¡	3rd year - $20,000

¡	4th year and beyond – no payment

Should you voluntarily terminate your employment or are involuntarily terminated with cause within the first 18 months of employment, you will be required to reimburse the Company for all or part of your relocation costs per the agreement provided. This agreement must be signed and returned prior to beginning your relocation.

In exchange for a signed release of claims and other conditions required by the company, should your employment involuntarily terminate for reasons other than cause, you will be eligible for continuation pay in the amount of one year of your base salary payable bi-weekly less required withholdings.

The relationship that exists between you and the company is for an unspecified term and considered employment at will. The relationship can be terminated by you or the company “at will” at any time either with or without cause or advance notice. This “at will” agreement constitutes the entire agreement between the employee and the company on the subject of termination, and supersedes all prior agreements and cannot be changed by future events, even though other policies and procedures may change from time to time. No one has the authority to modify this relationship except for the chief executive officer or senior vice president of human resources in writing and signed by you and the chief executive officer or senior vice president of human resources.

Thibault, we are looking forward to the contributions you will make to the company. Please acknowledge the terms of this letter by returning one signed copy to Russ Testa in the envelope provided. If you have any additional questions, please give Russ or me a call.

Welcome to Jamba!

Sincerely,

/s/ Paul Clayton
Paul Clayton
President and CEO

Acknowledged and Agreed:	/s/ Thibault de Chatellus
	Thibault de Chatellus	Date